Exhibit 23.1 - Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K/A) of Congoleum Corporation, as amended, of our report dated February 9, 2001 included in the 2000 Annual Report to Shareholders of Congoleum Corporation.

Our audits also included the financial statement schedule of Congoleum Corporation, as amended, for the years ended December 31, 2000, 1999 and 1998 listed in Item 14(a). This schedule is the responsibility of Congoleum Corporation's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-34653 and 333-84387) pertaining to the Congoleum Corporation 1995 Stock Option Plan and the Non-Qualified, Non-Employee Directors Stock Option Plan of this report on the financial statement schedule and our report dated February 9, 2001, with respect to the 2000 financial statements of Congoleum Corporation incorporated by reference in the Annual Report (Form 10-K/A) for the year ended December 31, 2000.


                                                           /s/ Ernst & Young LLP
Philadelphia, Pennsylvania
September 17, 2001